UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 25, 2008 (January 18, 2008)

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 18, 2008, OMNI Energy Services Corp. (“OMNI”) announced the completion of the previously announced acquisition of B.E.G. Liquid Mud Services Corp. (“B.E.G.”) pursuant to an Asset Purchase Agreement dated January 18, 2008, by and among OMNI and B.E.G. Acquisition Corp., B.E.G. and the shareholders named therein (the “Purchase Agreement”). OMNI purchased certain assets and liabilities of B.E.G. for the total consideration of approximately $11.75 million, including $7.75 million of cash and the issuance of $4.0 million of promissory notes. The promissory notes will accrue interest at a rate of 5% per annum and mature at various dates over a three-year period. OMNI utilized availability under various credit facilities to fund the cash portion of the purchase price.

B.E.G. operates drilling fluid distribution facilities located in Woodville, Bryan and Giddings, Texas. B.E.G.’s headquarters are located in Giddings, Texas and it employs approximately 50 employees.

The description of the Purchase Agreement above does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

A copy of the press release announcing the acquisition is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
2.1	Asset Purchase Agreement dated January 18, 2008 by and between OMNI Energy Services Corp. and B.E.G. Liquid Mud Services Corp., a Texas limited liability company, B.E.G. Acquisition Corp., a Texas corporation, Dan S. Keen, Mike Schooler and Kurt Chew.

99.1	Press release dated January 18, 2008 entitled “OMNI Energy Completes Acquisition of B.E.G. Liquid Mud Services Corp.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: January 25, 2008

	By:	/s/ James C. Eckert
James C. Eckert
President, Chief Executive Officer and Chairman of the Board